SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

MedPro Safety Products, Inc.

(Name of Registrant as Specified in Its Charter)

Not applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)         Title of each class of securities to which transactions applies:

(2)         Aggregate number of securities to which transaction applies:

(3)         Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)         Proposed maximum aggregate value of transaction:

(5)         Total fee paid:

☐         Fee paid previously with preliminary materials.

☐         Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement no.:

(3)	Filing Party:

(4)	Date Filed:

145 Rose Street

Lexington, Kentucky 40507

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on August 28, 2012

MedPro Safety Products, Inc., a Nevada corporation (“MedPro”), will hold its annual meeting of shareholders at JW Marriott Cherry Creek, 150 Clayton Lane, Denver, Colorado at 10:00 a.m. (MDT) on Tuesday, August 28, 2012, for the following purposes:

1.	To elect six directors.

2.	To transact any other business that may properly come before the meeting or any adjournment or adjournments of the meeting.

The board of directors has fixed the close of business on July 18, 2012, as the record date to determine which shareholders are entitled to receive notice of the annual meeting and to vote at the meeting.

We appreciate and welcome your participation in MedPro's affairs. Whether or not you plan to attend the annual meeting, please vote by completing, signing and dating the enclosed proxy card and returning it promptly to us in the enclosed self-addressed, postage prepaid envelope. If you attend the meeting, you may revoke your proxy and vote your shares in person.

By order of the Board of Directors

Bethany L. Denning
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on August 28, 2012 - the proxy statement and the annual report are available at www.medprosafety.com.

2012 ANNUAL MEETING OF SHAREHOLDERS

General Information

Date, Time and Place

The annual meeting will be held at 10:00 a.m. (MDT) on Tuesday, August 28, 2012, at JW Marriott Cherry Creek, 150 Clayton Lane, Denver, Colorado, for the purposes described in the accompanying Notice of Annual Meeting of Shareholders. Your proxy is being solicited by the board of directors of MedPro. We will begin sending this proxy statement, the attached Notice of Annual Meeting of Shareholders, the proxy card and our 2011 Annual Report to MedPro's shareholders on or about August 1, 2012.

Record Date, Quorum, Vote Required

Shareholders who owned MedPro common shares at the close of business on July 18, 2012 are entitled to notice of, and to vote at, the annual meeting. On the record date, there were 12,862,966 MedPro common shares issued, outstanding, and entitled to vote. Each person who holds common shares is entitled to one vote per common share owned on all matters voted on at the annual meeting except for the election of directors. In the election of directors, each person may cast one vote per share for each of up to seven nominees.

There must be a quorum in order to hold a valid meeting. There will be a quorum if holders of at least a majority of the outstanding shares entitled to vote at the meeting are present in person or by proxy at the annual meeting. Directors are elected by a plurality of the votes cast, which means the six nominees who receive the largest number of properly exercised votes will be elected. All other matters that may properly come before the annual meeting will each be approved if more votes are cast in favor of the proposal than are cast against it.

The inspectors of election appointed for the meeting will tabulate votes cast by proxy or in person at the annual meeting and will determine if there is a quorum. The inspectors will treat abstentions as shares that are present and entitled to vote to determine if there is a quorum, but as not voted to determine if a matter is approved. Abstentions will have no effect on the election of directors.

Brokers who hold shares in “street name” in brokerage accounts will not have discretionary authority to vote those shares in the election of directors. Shareholders who hold common stock through a broker or other nominee and wish to vote at the annual meeting will need to obtain a “legal proxy” form from the institution that holds their shares and follow the voting instructions on that form.

Voting and Revocation of Proxy

If your proxy card is properly signed and returned to MedPro and is not revoked, the proxy holder will vote according to your instructions. If no specific voting instructions are provided on the proxy card, your proxy holder will vote the shares represented:

•	FOR the election of the people nominated as directors in this proxy statement; and
•	In the proxy holder's best judgment on such other matters that may properly come before the annual meeting.

You may revoke your proxy at any time in one of three ways by:

•	giving written notice of the revocation to the Secretary of MedPro;
•	signing and delivering a proxy with a later date; or
•	attending and voting in person at the annual meeting.

Your proxy will not be revoked as to any matter that has already been voted on under the authority of the proxy at the time of the revocation. Your presence at the annual meeting does not by itself revoke the proxy.

Ownership of Equity Securities

The following table shows information about the beneficial ownership of MedPro common shares as of July 18, 2012 by:

•	each person known to MedPro who beneficially owns more than 5 percent of the outstanding MedPro common shares or who has filed a Schedule 13G or 13D with the Securities and Exchange Commission (SEC) with respect to MedPro shares;
•	each of MedPro's directors and nominees for director;
•	each of MedPro's executive officers named in the Summary Compensation Table; and
•	all directors and executive officers of MedPro as a group.

The table does not show the full potential effect of the conversion of our outstanding preferred stock into our common stock or the exercise of warrants to purchase our common stock.  The preferred stock may not be converted, nor may the warrants be exercised, to the extent that such a conversion or exercise would cause the holder to beneficially own more than 9.9% of the outstanding common stock.  The holder may waive the restriction 60 days after giving written notice to MedPro.

	Shares Beneficially Owned (1)
Name	Number of Shares	Percentage of class (2)

W. Craig Turner (3)	4,792,789	36.6%

Vision Opportunity Master Fund, Ltd. (“VOMF”)(4)	1,653,679	12.8

Vision Capital Advantage Fund LLC (“VCAF”)(5)	1,381,920	9.9

Gary A. Peterson (6)	801,133	6.2

BATON Development (7)	670,272	5.2

C. Garyen Denning (8)	498,420	3.8

Marc T. Ray (9)	322,724	2.5

Warren Rustand (10)	268,658	2.1

Gregory C. Schupp (11)	150,000	1.2

Ernest L. Fletcher (12)	39,000	*

W. Leo Kiely III (12)	25,000	*

Carl Kleidman (12)	25,000	*

Executive officers and directors as a group (9 persons) (13)	6,922,724	49.4%

*	Indicates less than 1%

2

(1)	Unless otherwise indicated, each of the listed shareholders has sole voting and investment power with respect to the shares. Under SEC rules, a person is considered to be the beneficial owner of securities that the person may acquire within 60 days through the exercise or conversion of convertible securities, options, warrants and rights, if any. Those securities are included in the total number of outstanding shares when computing the percentage beneficially owned by the person or a group. The securities are not included in the total number of outstanding shares when computing the percentage of shares beneficially owned by any other person or group.

(2)	Percentages are based upon 12,862,966 outstanding shares. Shares underlying exercisable warrants and convertible preferred shares are deemed outstanding for determining the ownership percentage solely of the holder.

(3)          Includes 181,327 shares held by Mr. Turner's wife and currently exercisable options to purchase 225,974 shares of common stock. Mr. Turner’s business address is 145 Rose Street, Lexington, Kentucky 40507.

(4)	The number of shares shown in the table is the number of outstanding common shares VOMF owns. VOMF’s business address is 20 West 55th Street, New York, New York 10019. Adam Benowitz, Managing Member of Vision Capital Advisors LLC, has voting and investment power with respect to the securities owned by VOMF.

(5)	The number of shares shown in the table is the number of outstanding common shares VCAF owns plus the number of shares issuable upon conversion of preferred stock that would increase VCAF’s beneficial ownership to 9.9%. VCAF’s business address is 615 South DuPont Highway, Dover, Delaware 19901. Adam Benowitz, Managing Member of Vision Capital Advisors LLC, has voting and investment power with respect to the securities owned by VCAF.

(6)	Includes 670,272 shares held by BATON Development, 96,000 shares held by Mr. Peterson's wife, and options to purchase 25,000 shares that become exercisable within 60 days.

(7)	Mr. Peterson is the CEO of BATON Development, 10040 East Happy Valley Road # 37, Scottsdale, Arizona 85255.

(8)	Includes exercisable options to purchase 178,830 shares of common stock. Also includes 24,425 shares held by minor children, and 119,482 shares and exercisable options to purchase 105,683 shares held by Mr. Denning's wife, who is also an employee.

(9)	Includes exercisable options to purchase 275,974 shares of common stock.

(10)	Includes exercisable warrants to purchase 131,023 shares and options to purchase 25,000 shares that will become exercisable within 60 days.

(11)	Represents exercisable options to purchase 150,000 shares.

(12)	Includes options to purchase 25,000 shares that become exercisable within 60 days.

(13)	Includes options to purchase 1,061,461 shares that are exercisable or become exercisable within 60 days and exercisable warrants to purchase 131,023 shares.

The table on the next page shows as of July 18, 2012, the number of shares of common stock currently held by each of the groups listed below, and the number of shares that that would be held by each group assuming that all outstanding shares of our convertible preferred stock were converted and all outstanding warrants and options to purchase our common stock (whether or not exercisable) were exercised for cash.

•	our directors and officers as a group,
•	our other common shareholders,
•	VOMF and VCAF, and
•	our other preferred shareholders

3

Shareholder	Common Shares	Price Per Share (1)	Aggregate Exercise Price	Percentage of Common Stock

As of July 18, 2012
Directors and executive officers of MedPro	5,730,240			44.5%
Other non-affiliate shareholders	5,192,957			40.4%
Preferred shareholders	1,939,769			15.1%
TOTAL	12,862,966			100.0%

Assuming conversion of all preferred stock and exercise of all warrants and stock options for cash

Directors and executive officers of MedPro
Common stock	5,730,240			11.8%
Other warrants	131,023	$1.81	$237,152	0.3%
Options (2)	3,261,461	$2.12	$6,921,215	6.7%
SGPF earnout shares (3)	690,608			1.4%
				20.2%

Non-affiliate shareholders
Common stock	5,192,957			10.7%
Other warrants	576,348	$2.09	$1,208,657	1.2%
Employee options (2)	819,348	$2.56	$1,477,753	1.7%
				13.6%

Preferred shareholders
Common stock	1,939,769			4.0%
Series A Stock	6,668,229			13.8%
Series B Stock (4)	5,975,116			12.3%
Series C Stock (5)	15,715,230			32.4%
A Warrants	512,941	$1.81	928,423	1.1%
B Warrants	512,941	$1.99	1,020,753	1.1%
Warrants issued with debt (6)	741,672	$3.44	2,550,016	1.5%
				66.2%
TOTALS	48,467,883		$14,343,969	100.0%

(1)	Represents either the conversion price of the preferred stock, or the exercise price of the warrants or options, as applicable on an average basis.
(2)	Weighted average exercise price of options awarded in 2008 through 2012.
(3)	Issuable if revenue received on products based on acquired technology exceeds $5,000,000.
(4)	Represents the common shares issuable upon the conversion of the 1,493,779 shares of Series B Stock
(5)	Represents the common shares issuable upon the conversion of the 1,571,523 Series C Stock.
(6)	The Company issued warrants with interim financing provided in 2010 by VOMF. The debt was repaid in September 2010.

4

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

Our board of directors is elected annually. Directors serve a one-year term expiring at each annual meeting, or until their successors have been elected and qualified.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

Nominees

At the 2012 annual meeting, shareholders will elect six directors to a one-year term. The nominees are named in the table below and include our six incumbent directors.

Unless you instruct them otherwise, the proxy holders intend to vote the shares covered by valid proxies FOR the election of the nominees named in the table. If any of the nominees will not be available to serve as a director, the proxy holders will have the discretion to vote for a substitute. In addition, the proxy holders will have the discretion to vote or withhold their vote for any additional nominees named by shareholders. The board of directors is not aware of any other circumstances in which any of the following people would not be available to serve as a director, if elected.

None of the nominees currently serves as a director of any other public or registered investment company, nor have they held any such directorship during the past five years except as indicated below.

Name	Age	Title

W. Craig Turner	58	Chief Executive Officer and Chairman of the Board
Gary A. Peterson	60	Director
Warren Rustand	69	Director
Ernest L. Fletcher	59	Director
W. Leo Kiely III	65	Director
Carl Kleidman	54	Director

W. Craig Turner is the founder of MedPro and has been CEO and Chairman of the Board of Directors since its inception. He has been involved in the medical device industry for over 15 years, overseeing the strategic development and distribution of needle destruction technology as well as the production and distribution of dental safety needles. Mr. Turner managed the purchase of eight different passive medical technologies, providing the foundation for MedPro’s portfolio of products and the establishment of key partner relationships for the Company. He is the founder of CRM Companies, a real estate development company employing over 400 throughout the southeastern United States. Mr. Turner has served on numerous boards as well as co-founder of CMF, a charitable foundation located outside Vail, Colorado. Mr. Turner currently serves on the Board of Regents of Eastern Kentucky University as Finance Chairman. Mr. Turner is the father-in-law of C. Garyen Denning.

Gary A. Peterson was appointed as a Director when our merger took effect in December 2007. He also served as a director of our predecessor since 1998 and as its President and Chief Executive Officer from 1998 to 2003.  Mr. Peterson is President and Chief Executive Officer of BATON Development Inc., a virtual incubator for new medical products and was the Managing Member of BATON Ventures LLC and PSF Health Care LLC, and a Venture Partner in Affinity Ventures II LLC, all venture capital funds.  Mr. Peterson offers us over 35 years of experience in the medical device and health services business and has served as a director of numerous public and private companies.  He was co-founder and Chief Operating Officer and Executive Vice President of Angiomedics Incorporated, which was acquired by Pfizer, Inc. in 1986 and renamed Schneider USA. Schneider was then sold to Boston Scientific for over $2 billion. Before starting Angiomedics, Mr. Peterson was responsible for product management and long term planning for Cardiac Pacemakers, Inc. (which became Guidant and was subsequently acquired by Boston Scientific) and held various sales and marketing management positions with Renal Systems, Inc. (now Minntech).

5

Warren Rustand was appointed a director when our merger took effect in December 2007. Mr. Rustand is currently managing partner for SC Capital Partners LLC. He has served as a member of the Board of Directors for over 41 public, private, and not-for-profit organizations, including as Chairman of more than half of those organizations. In the medical field, Mr. Rustand has served as Chairman of Tucson Medical Center, Chairman of Health Partners of Arizona, Chairman of TLC Vision, Chairman of Medical Body Sculpting, and Chairman of Health Equity, Incorporated. Mr. Rustand also served as Appointment Secretary and Cabinet Secretary to former United States President Gerald Ford. Mr. Rustand provides valuable financial, management and governance experience guidance from a range a medical ventures.

Dr. Ernest L. Fletcher, who served as Governor of the Commonwealth of Kentucky from 2003 to 2007, was appointed a director in October 2008.  Governor Fletcher was elected to the United States House of Representatives in 1998 from Kentucky’s 6th Congressional District. In Congress, he served as a member of the House Committees on Energy and Commerce and was selected to chair the Policy Subcommittee on Health.  His legislative career began in 1995 as State Representative for Kentucky’s 78th District.  He has also been an Air Force fighter pilot, engineer, family doctor, and lay minister.  Governor Fletcher was a family practice physician in Lexington for twelve years, including two years as CEO of the Saint Joseph Medical Foundation.  He is currently a business development and healthcare consultant. Governor Fletcher provides an exceptional range of governmental, business and medical practice experience relevant to our medical device business.

W. Leo Kiely III was appointed a director in October 2008.  He served as Chief Executive Officer of MillerCoors, a joint venture combining the U.S. and Puerto Rico operations of SABMiller plc and Molson Coors Brewing Company, from June 2009 until he retired in July 2011.   Mr. Kiely became President and Chief Executive Officer of Molson Coors Brewing Company in February 2005.  He served as President and Chief Operating Officer of Coors Brewing Company from March 1993 to May 2000. Before joining Coors Brewing Company, he held executive positions with Frito-Lay, Inc., a subsidiary of PepsiCo and Ventura Coastal Corporation, a division of Seven Up Inc. Mr. Kiely is a director of Altria Group, Inc., which owns tobacco, wine and investment companies. Mr. Kiely provides extensive business, administrative and governance experience, particularly his various executive positions (including the role of chief executive) in the consumer package goods industry.

Carl Kleidman was elected a director in August 2010.  He is the Managing Director of Investments of Vision Capital Advisors LLC, a hedge fund manager with over $750 million of assets under management. Before joining Vision in November 2007, Mr. Kleidman served as a Managing Director at Centrecourt Asset Management from January to November 2007 and at ComVest Investment Partners from 2002 through 2005. He has also served as Head of Investment Banking at Commonwealth Associates and Barington Capital Group, and was a partner at the law firm of Shea and Gould. Mr. Kleidman is a director of Novaray Medical, Inc., a medical imaging company. Mr Kleidman serves as VOMF’s board representative pursuant to a Note Purchase Agreement described below under “Ongoing Relationships — 2010 VOMF Bridge Loans.”

During 2011, the MedPro board of directors met four times. Each director attended at least 75 percent of all meetings of the board of directors and the committees on which he served during the year. MedPro encourages its directors to attend the annual meeting of shareholders, and all directors attended the 2011 annual shareholders meeting except W. Leo Kiely III.

Executive Officers of MedPro

The executive officers of MedPro are W. Craig Turner, whose experience is described above, and Marc T. Ray, Gregory C. Schupp and C. Garyen Denning.

6

Marc T. Ray, age 58, was appointed Vice President Finance and Chief Financial Officer of our predecessor in October 2007 and continued in the same capacity when our merger took effect in December 2007. Mr. Ray served as the Treasurer and directors of MedPro’s predecessor from July 1994 to August 2007. Mr. Ray is a Certified Public Accountant with 34 years of experience. From November 2004 to October 2007 Mr. Ray served as the managing member of Ray, Foley, Hensley & Company, PLLC, a public accounting firm that he founded in Lexington, Kentucky. From February 1994 to October 2004, Mr. Ray was President of the Lexington, Kentucky based public accounting firm Ray, Hager & Henderson, PSC. From 1976 through 1978 and 1982 through January 1994, Mr. Ray was employed or was a partner with Coopers & Lybrand, a predecessor of PriceWaterhouseCoopers.  In the intervening years, Mr. Ray was employed as a financial analyst with a fortune 500 company and was a partner in a local accounting firm.

Gregory C. Schupp, age 57, was appointed Chief Operating Officer effective April 23, 2011. Mr. Schupp previously had served since 2009 as General Manager and Director of Operations of United States manufacturing for the Sorin Group, a global medical device manufacturer and distributor based in Milan, Italy.  From 2005 through 2008, he served as Vice President Operations of the New Jersey facilities of Maquet, Inc., a global medical equipment company headquartered in Rastatt, Germany.  Mr. Schupp has served in strategic and operational positions for medical and telecommunications manufacturers for over twenty years.

  C. Garyen Denning, age 32, was appointed Executive Vice President in March 2011, having previously served as Director, Program Management since joining MedPro in February 2006. He previously served as a sales manager for a consumer products distribution company.  Mr. Denning received his undergraduate degree in economics from Wake Forest University and a master’s degree from the Warrington College of Business Administration at the University of Florida.  Mr. Denning is the son-in-law of W. Craig Turner.

Director Independence

Our Board of Directors is currently composed of six members. Four of our directors, Messrs. Peterson, Kiely and Kleidman and Dr. Fletcher, are independent under the definition of the NASDAQ Stock Exchange. Mr. Turner is an officer and employee. SC Capital, for which Mr. Rustand is a Managing Director, received cash and equity compensation for financial services provided in connection with the merger, the private placement and the Senior Notes issued in 2010.  It also receives a fee under an advisory services agreement described below.

Board Leadership Structure and Risk Oversight

The Board of Directors currently combines the role of Chairman with the role of Chief Executive Officer. The Board of Directors believes this provides an efficient and effective leadership model, as MedPro is a smaller reporting company with relatively few employees in which its Chairman holds approximately 35.5% of the voting shares. Combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision making, and alignment on corporate strategy.

No single leadership model is correct for all companies at all times. The Board of Directors recognizes that depending on the circumstances another leadership model, such as a separate independent chairman of the board, might be appropriate. Accordingly, the Board of Directors will continue to review and assess its leadership structure.

Committees of the Board of Directors

The standing committees of MedPro's board of directors are its audit committee, executive compensation committee, and Corporate Governance and Nominating Committee. These standing committees were established in 2008. The board of directors appoints the members of each committee for a term beginning after the first regular meeting of the board following the annual shareholders meeting and until their respective successors are elected and qualified. The charters of each of the standing committees of our board of directors are available on our corporate website at www.medprosafety.com.

Audit Committee

The audit committee selects the auditing firm to be retained each year as independent auditors of MedPro's financial statements and to perform services related to the audit. It pre-approves any audit and non-audit services to be performed by the independent auditors. It reviews the scope and results of the audit with the independent auditors. It also reviews MedPro's financial statements and results of operations, internal accounting and control procedures, financial reporting policies and practices, internal audit reports, and makes reports and recommendations to the board as it deems appropriate. The audit committee reviews and approves related party transactions and other transactions as required by applicable rules and regulations.

7

The current members of the audit committee are Messrs. Peterson and Kiely and Dr. Fletcher, and Mr. Peterson chairs.  As described above, each of the committee members is an independent director.  Mr. Kiely qualifies as an audit committee financial expert. The audit committee met four times during 2011.

Executive Compensation Committee

The executive compensation committee determines the cash and other incentive compensation, if any, to be paid to MedPro's Chief Executive Officer, evaluates the performance of the Chief Executive Officer, and administers MedPro's 2008 Stock and Incentive Compensation Plan.  The Chief Executive Officer determines the compensation of the other executives and employees under guidelines for incentive compensation approved by the executive compensation committee.  The current members of the executive compensation committee are Messrs.  Rustand, Fletcher and Kiely, and Mr. Kiely chairs. The executive compensation committee met formally twice during 2011.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee exercises general oversight with respect to the governance of the board of directors. It reviews and recommends candidates for director, evaluates and recommends governance practices, leads the board performance review, makes recommendations concerning the size and composition of the board, reviews and recommends policies applicable to directors, including compensation and retirement, assesses the independence of directors, recommends membership of board committees, reviews shareholder proposals and makes recommendations of changes to MedPro's articles of incorporation and bylaws.  The current members of the Corporate Governance and Nominating Committee are Messrs. Peterson, Rustand, and Kleidman, and Mr. Kleidman chairs. The committee did not hold any formal meetings during 2011.

Nomination Policy

In evaluating candidates for director, the corporate governance and nominating committee considers experience, mix of skills and other qualities desired to achieve appropriate board composition, taking into account the experience, skills and qualities of current board members and needs of the board and MedPro as identified by the committee from time to time. The committee has not established specific minimum criteria or qualifications because the needs of the board and the Company may change from time to time. However, the committee will generally look for people who have demonstrated high ethical standards, integrity and sound business judgment.

Consideration of new board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. In general, candidates for nomination to the board are suggested by board members or by officers of MedPro.  MedPro did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating board nominee candidates. The committee will consider candidate proposals by shareholders that comply with the requirements of MedPro's bylaws and will evaluate candidates proposed by shareholders using the same criteria as for other candidates. A shareholder seeking to recommend a prospective nominee for the committee's consideration should submit the candidate's name and qualifications to the Company's Secretary by fax to (859) 225-5347 or by mail to Bethany L. Denning, Secretary, MedPro, Inc., 145 Rose Street, Lexington, Kentucky 40507.

Nominations by shareholders may also be made in the manner set forth in our bylaws. Our bylaws provide that a shareholder entitled to vote for the election of directors may nominate individuals for election to our board of directors at a meeting of shareholders by complying with required notice procedures. Nominations must be made by written notice and the notice must be received at our principal executive office not less than 60 days nor more than 90 days before the date of the annual meeting during the preceding calendar year; provided however, that if less than 31 days’ notice of the meeting is given to the shareholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the Corporation not later than the close of the 10th day following the day on which notice of the meeting was mailed to shareholders or public disclosure of the date of the annual meeting was made, whichever occurs first.

8

As to each person the shareholder proposes to nominate for election or re-election as a director, the notice must specify:

•	the name, age, business address, and if known, residence address of the person
•	the principal occupation or employment of the person
•	the number of shares of our stock that are beneficially owned by the person
•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors under Regulation 14A of the Securities Exchange Act; and

As to the shareholder giving the notice, the notice must specify:

•	the name and record address of the shareholder and any holder of record of the shareholder’s shares;
•	the number of shares of our capital stock that are beneficially owned by the shareholder making the nomination and by any holder of record of the shareholder’s shares as of the date of the notice, and a representation that the nominating shareholder shall notify the Company in writing of the number of such shares owned of record and beneficially as of the record date for the meeting promptly following the record date;
•	a description of any agreement, arrangement or understanding with respect to the nomination between the nominating shareholder and any of its affiliates or associates, and any other persons;
•	a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) by, or on behalf of, the nominating shareholder, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such shareholder with respect to our shares;
•	a representation that the nominating shareholder intends to appear in person or by proxy at the meeting to propose the nomination; and
•	a representation whether the nominating shareholder intends to deliver a proxy statement or otherwise to solicit proxies from shareholders in support of the nomination.

We may require that the proposed nominee furnish us with other information as we may reasonably request to assist us in determining the eligibility of the proposed nominee to serve as a director. At any meeting of shareholders, the presiding officer may disregard the purported nomination of any person not made in compliance with the bylaw procedures.

Communications with the Board of Directors

Shareholders and other parties interested in communicating directly with the board of directors or individual directors may do so by writing in care of MedPro's Secretary, Bethany L. Denning, 145 Rose Street, Lexington, Kentucky 40507, or by fax to (859) 225-5347. The nominating committee is considering procedures for handling correspondence received by MedPro and addressed to the board of directors, or an individual director. The Secretary reviews any correspondence received in this manner to filter advertisements, solicitations, spam and other such items.

Code of Ethics

We have adopted a code of ethics applicable to directors, officers and employees, which is included within our Code of Conduct and is posted on our website at www.medprosafety.com .. If we amend or waive any of the provisions of the Code of Conduct applicable to our directors, executive officers or senior financial officers, we intend to disclose the amendment or waiver on our website. We will provide to any person without charge, upon request, a copy of the Code of Conduct. You can request a copy by contacting MedPro's Secretary, Bethany L. Denning, 145 Rose Street, Lexington, Kentucky 40507, or by fax to (859) 225-5347.

9

Conflicts of Interest

Certain conflicts of interest may exist from time to time between MedPro and certain officers and directors due to the fact that some of them may have other business interests to which they devote their attention. Some of our officers and directors may continue to do so notwithstanding the fact that management time should be devoted to our business. MedPro has not established policies or procedures for the resolution of current or potential conflicts of interest between us, our officers and directors or affiliated entities. There can be no assurance that our management will resolve all conflicts of interest in favor of us, and conflicts of interest may arise that can be resolved only through the exercise by management of their best judgment as may be consistent with their fiduciary duties.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our Board of Directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Certain Relationships and Related Party Transactions

The following section describes transactions between MedPro and its directors, executive officers and their affiliates since January 1, 2010.

Technology Development and Option Agreement

On August 24, 2007, we entered into a Technology Development and Option Agreement (the “Technology Agreement”) with SGPF, LLC.  W. Craig Turner, our Chairman and CEO, owns 100% of the equity units of SGPF.  SGPF was established to acquire technology underlying a family of prefilled safety syringe products (the “Blunt Technology”) that we believed had potential for successful commercialization, at a time when MedPro did not have the financial resources to acquire the technology and risked losing the opportunity to other interested parties.

The Technology Agreement transferred to MedPro acquired the option to purchase the Blunt Technology from SGPF, and MedPro agreed to pay up to $375,000 towards the cost of development.  The Technology Agreement originally provided that MedPro would pay the following amounts upon exercise of the option:

•	$2,500,000 payable in cash to SGPF;
•	assumption of the $2,750,000 in patent transfer payments payable, including reimbursement of any installments previously paid by SGPF; and
•	$2,500,000 payable in common stock to SGPF, based on a value of $1.81 per common share, which was the value agreed upon in our agreement with the holders of our Series A Stock in connection with those holders’ purchase of preferred stock and warrants to purchase common stock for $13 million on December 28, 2007.

MedPro also agreed to assume the obligation to pay the royalties on sales of any products based on the Blunt Technology.

On September 8, 2008, we agreed to amend the Technology Agreement, which was a condition to our receiving a commitment from VOMF and VCAF to exercise warrants in full for cash by November 1, 2008.  The amendment:

•	increased the portion of the exercise price to be paid in cash from $2,500,000 to $3,345,000, which amount included all amounts SGPF had paid to date under its agreement with the original holders of the technology; and
•	reduced the portion of the exercise price payable in shares of newly issued shares of our common stock from $2,500,000 to $1,250,000, based on a value of $1.81 per common share.

10

The amendment took effect on September 30, 2008, when the following events occurred (a) the holders of our warrants had exercised them for at least $6.5 million in cash by that date, and (b) we exercised our option to purchase the Blunt Technology.  The purchase closed in October 2008, at which time MedPro paid the cash portion of the purchase price, and the parties further amended the Technology Agreement to provide that the stock portion of the purchase price would be issued to SGPF only upon the occurrence of one of the following events:

•	Within 30 days of MedPro’s realization, on a cumulative basis, of $5,000,000 of gross sales revenue from the Blunt Technology, or
•	A ‘change of control’ of MedPro, defined as any event or set of circumstances, including but not limited to the termination of his employment, whereby W. Craig Turner ceases to possess, directly or indirectly, the power to direct or cause the direction of the management and policies of MedPro; or
•	The sale or licensing of any part of the Blunt Technology intellectual property to another entity.

As a result of its exercise of the option, MedPro assumed the obligation to pay the six quarterly patent transfer payments of $250,000 then remaining, or a total of $1,500,000.   The final payment of $250,000 was made in 2010.

Ongoing Relationships

Lease

Until April 2011, our offices were located in leased space in Lexington, Kentucky. The lease is non-cancelable, runs through August 2012 at a monthly rent of $6,975, and will not be renewed. The lessor is a partnership in which MedPro’s Chairman and CEO holds an interest.

Advisory Agreements with SC Capital Partners

SC Capital Partners, LLC served as a financial advisor in connection with the December 2007 private placement to VOMF and other investors.  For those services, SC Capital received a total of $1,040,000 in cash, 593,931 newly issued shares of common stock and warrants to purchase 533,458 shares of common stock.  The warrants, which SC Capital assigned, are exercisable at an exercise price of $1.81 and have substantially the same terms as our Series A warrants.  Upon completion of the merger, Warren Rustand, Managing Partner of SC Capital, became a MedPro Director.

In March 2008, we entered into a financial advisory agreement with SC Capital. SC Capital has agreed to provide us with advisory services, finder services, merger and acquisition services and strategic alliances services.  On January 11, 2010, we signed a new agreement with SC Capital on substantially similar terms.  The current contract has an initial 24 month term and may continue on a month to month basis until terminated on 30 days notice.

We pay SC Capital a consulting fee of $15,000 per month until the agreement is terminated.  We agreed to pay additional compensation to SC Capital in connection with any definitive agreements we enter into with parties specifically identified by SC Capital during and within 24 months after termination of the agreement.  For an equity financing transaction, we must pay SC Capital a consulting fee equal to 8% of the principal cash amount of all securities and institutional and secondary financings introduced by SC Capital and provide SC Capital with warrants to purchase a number of shares or units equal to 8% of the number of shares or units sold under the equity financing.  In a debt financing transaction, we must pay SC Capital a consulting fee equal to 3% of any gross proceeds received by MedPro in connection with a debt financing.  In a committed debt facility, the fee owed to SC Capital is to be calculated on the gross available amount committed to us.  In connection with any merger and acquisition transaction occurring during the term of the agreement, SC Capital would be entitled to 2.5% of the total transaction consideration for the first $20 million and 2.0% for any amount over $20 million.  For strategic alliances or other business realignments resulting from SC Capital’s services, we must pay a consulting fee equal to 8% of the value of the transaction.

  During 2010, we paid SC Capital $600,000 in fees in connection with our issuance of $30,000,000 of 14% Senior Notes due 2016.

11

2010 VOMF Bridge Loans

During 2010, MedPro borrowed a total of $2,800,000 from VOMF under the terms of a series of short-term bridge loans to MedPro with additional financial flexibility.

Under the terms of the financing agreements, we agreed to add a representative of VOMF to our board of directors upon VOMF’s request. In consideration of these loans, we issued to VOMF warrants to purchase shares of our common stock at either $4.00 or $3.00 per share.  Each warrant has a five-year term.  Each warrant provides that the warrant price will adjust if specified corporate transactions occur, including a provision that if we issue any additional shares of common stock at either a price per share less than the warrant exercise price (or the adjusted price then in effect) or without consideration, then the warrant price will adjust to the price per share paid for the additional shares of common stock upon each such issuance.

The $2,800,000 outstanding principal balance of the VOMF bridge loans plus accrued interest of $57,214 were paid in full on September 1, 2010.  The following table shows the dates and amounts of the VOMF bridge loans and information about the related warrants.

Date	Loan Amount	Annual Interest Rate	Warrants	Warrant Price
2/26/10	$850,000	6%	212,500	$4.00
3/31/10	450,000	6%	112,500	$4.00
4/30/10	250,000	7%	208,334	$3.00
6/3/10	300,000	7%	50,001	$3.00
6/30/10	450,000	7%	75,002	$3.00
8/5/10	500,000	7%	83,335	$3.00
	$2,800,000		741,672

Family Relationships

C. Garyen Denning, MedPro’s Executive Vice President, is the son-in-law of W. Craig Turner, our Chairman. Mr. Denning was paid an aggregate salary, bonus and taxable perquisites of approximately $221,370 during 2011.

Bethany Denning, MedPro’s Secretary and Director of Organizational Development & Corporate Relations, is the wife of C. Garyen Denning, our Executive Vice President and the daughter of W. Craig Turner, our Chairman. Ms. Denning was paid an aggregate salary, bonus and taxable perquisites of approximately $116,114 during 2011.

12

Director Compensation

None of MedPro’s non-employee directors received cash compensation for service as a director through the second quarter of 2011.

The Company awarded a one-time grant of stock options to each of its non-employee directors for their service through the second quarter of 2011. Messrs. Peterson and Rustand, who have served as directors since December 27, 2007, were each awarded options to purchase 100,000 shares on August 18, 2008, at an exercise price of $1.81 per share as described below under “Executive Compensation Awards – Stock Option Awards.” The options may be exercised only during the 30-day period ending on January 31, 2013.  If before that date, the recipient terminates service with us or a change of control of our company (as defined in the 2008 Plan) occurs, then the recipient must exercise the options 30 days after the event.   Messrs. Fletcher, Kiely and Kleidman, the three non-employee directors who subsequently joined the board, have each been awarded 50,000 share options at the same exercise price and on the same terms as the options awarded to Messrs. Peterson and Rustand on August 18, 2008.

Beginning with the third quarter of 2011, MedPro has paid each of its non-employee directors an annual retainer of $25,000, payable in quarterly installments. In addition, on August 23, 2011, the board of directors adopted the 2011 Non-Employee Director Stock Option Program and reserved 500,000 of the shares authorized for issuance under the 2008 Plan for the stock options to be awarded under the Program.

The Program provides that each non-employee director automatically receives an award of options to purchase 25,000 shares each year upon election at each annual meeting. The options have a ten-year term and become exercisable on the first anniversary of the award date. The exercise price is trading price at close of trading on the award date, which was $2.96 for initial grant of options on August 23, 2011. Vested options may be exercised for one year following termination of service due to death or disability. Unvested options will become fully exercisable upon a change of control, as defined by the 2008 Plan.

The following table shows the compensation paid to our non-employee directors in 2011. Compensation paid to Mr. Turner and Walter W. Weller, the two executive officers who served as directors during all or a portion of 2011, is included in the Summary Compensation Table.

Director Compensation

Name	Fees earned or paid in cash ($)	Option Awards ($)	Total ($)

Ernest Fletcher	$12,500	$109,844	$122,144
Leo Kiely	12,500	109,844	122,144
Carl Kleidman (1)	12,500	337,996	350,496
Gary Peterson	12,500	109,844	122,144
Warren Rustand (2)	12,500	109,844	122,144

(1)	In addition to options for 25,000 shares granter under the Non-Employee Director Stock Option Program, Mr. Kleidman also received a grant of options for 50,000 shares on August 23, 2011 on the same terms of options previously granted to each of MedPro’s other non-employee directors in prior years.

(2)	Does not included compensation for financial advisory fees paid to Mr. Rustand’s firm. See “Item 13 — Certain Relationships and Related Transactions, and Director Independence.”

13

Executive Compensation

The Summary Compensation Table below shows the compensation earned by our named executive officers for the years indicated.

Summary Compensation Table

Name and principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)

W. Craig Turner,	2011	$396,494	$—		$444,675	$200,000	$34,600	$1,075,769
Chairman and	2010	354,489	253,000		—	—	32,290	639,779
Chief Executive Officer	2009	296,160	75,000		31,507	—	41,590	444,257

Gregory C. Schupp, Chief Operating Officer	2011	$173,636	$30,000		$245,954	$—	$86,161	$535,751

Marc T. Ray,	2011	$234,462	$35,000		$171,160	$—	$34,600	$475,222
Chief Financial	2010	229,633	43,050		90,442	—	40,224	403,349
Officer	2009	216,715	42,000		49,407	—	38,339	346,461

C. Garyen Denning, Executive Vice President	2011	$186,194	$35,000		$171,160	$—	$30,202	$422,556

Walter W.	2011	$309,523	$—	$		$—	$131,032	$440,555
Weller III (3),	2010	311,143	63,550		90,442	—	33,553	498,688
Former President and Chief Operating Officer	2009	264,408	62,000		49,407	—	41,160	416,975

The Executive Compensation Committee awarded Mr. Turner $200,000 on February 8, 2012, based on 2011 performance. The amount of the Non Equity Award was not determinable at year end, and the Company did not accrue and charge these expenses until 2012 when all events to determine the amount of the award had occurred.

(2)	Represents the aggregate grant date fair value recorded under ASC 718 with respect to stock options awarded to the named executive. The terms of these awards are described under “Stock Option Awards,” below.

(3)	Mr. Weller resigned from all his positions with MedPro, including as a director, in September 2011.

(4)	The following table shows the various components of All Other Compensation paid in 2011.

14

Name	Profit Sharing Amount	401(k) Match	Group Term Life	Health Savings Account Contribution	Other(5)	Totals

Mr. Turner
2011	$19,857	$9,800	$943	$4,000	$—	$34,600
2010	17,200	9,800	1,290	4,000	—	32,290
2009	22,700	13,600	1,290	4,000	—	41,590

Mr. Schupp
2011	$18,547	$7,068	$268	$2,333	$57,945	$86,161

Mr. Ray
2011	$19,857	$9,800	$942	$4,000	$—	$34,599
2010	25,134	9,800	1,290	4,000	—	40,224
2009	22,700	10,349	1,290	4,000	—	38,339

Mr. Denning
2011	$17,823	$8,203	$176	$4,000	$—	$30,202

Mr. Weller
2011	$19,857	$9,800	$798	$2,000	$98,577	$131,032
2010	20,463	9,800	1,290	2,000	—	33,553
2009	22,700	15,170	1,290	2,000	—	41,160

(5)   Mr. Schupp was reimbursed for $57,945 of moving expenses. Mr. Weller’s payment for accrued vacation and other termination amounts totaled $98,577.

Stock Option Awards

On August 18, 2008, our board of directors adopted the MedPro Safety Products, Inc. 2008 Stock and Incentive Compensation Plan (the “2008 Plan”) and awarded options to purchase a total of 3,000,000 shares to directors, officers and employees at an exercise price of $1.81 per share.  The exercise price is equal to the per share valuation of our common stock agreed upon with the holders of our Series A Stock in connection with those holders’ purchase of  preferred stock and warrants to purchase common stock for $13 million on December 28, 2007.  The options may be exercised only during the 30-day period ending on January 31, 2013.  If before that date, the recipient terminates service with us or a change of control of our company (as defined in the 2008 Plan) occurs, then the recipient must exercise the options 30 days after the event.

On February 2, 2011, the Executive Compensation Committee approved awards of service-based and performance-based options to our CEO, Mr. Turner.  On that date, he was granted service-based options to purchase 300,000 shares at an exercise price of $2.62 per share, the average of the bid and ask price on the date of grant. Options for 100,000 shares vest on each of December 31, 2011, 2012 and 2013 if Mr. Turner continues to serve as CEO on each date.  The Committee also approved performance-based options to purchase up to 100,000 shares annually based upon the achievement of predetermined goals for financial results, business and product development, capital market milestones, and organizational initiatives in each of 2011, 2012, and 2013.   On March 2, 2012, the committee determined that Mr. Turner‘s performance in 2011 had satisfied the criteria for performance-based options and awarded him 100,000 options exercisable at $2.725 per share.

The following table shows the options to purchase common stock awarded to our named executive officers in 2011. We have not awarded any restricted stock.

15

2011 Options Awarded to Executive Officers

Name and Grant Date	Options Granted	Date Exercisable	Option Exercise Price	Option Expiration Date

W. Craig Turner
2/2/2011	100,000	1/1/2012	$2.62	2/2/2021
2/2/2011	100,000	1/1/2012	2.62	2/2/2021
2/2/2011	100,000	1/1/2012	2.62	2/2/2021

Gregory C. Schupp
8/15/2011	50,000	8/15/2012	$2.96	8/15/2021
12/9/2011	100,000	12/9/2011	2.25	12/9/2021

Marc T. Ray
12/9/2011	100,000	12/9/2011	$2.25	12/9/2021

C. Garyen Denning
12/9/2011	100,000	12/9/2011	$2.25	12/9/2021

The following table shows the stock options held by our named executive officers at December 31, 2011. We have not awarded any restricted stock.

Outstanding Equity Awards at Fiscal Year-End
(a)	(b)	(c)	(d)	(e)		(f)
Name and Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Shares, Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date

W. Craig Turner
8/19/08	—	1,050,000	n/a	$1.81	(1)	1/31/13	(2)
5/27/09	25,974	—	n/a	4.24		5/27/14
2/2/11	—	300,000	n/a	2.62		2/2/21

Gregory C. Schupp
8/15/11	—	50,000	n/a	$2.96		8/15/21
12/9/11	—	100,000	n/a	2.25		12/9/21

Marc T. Ray
8/18/08	—	350,000	n/a	$1.81	(1)	1/31/13	(2)
5/27/09	25,974	—	n/a	3.85		5/27/19
9/29/10	—	150,000	n/a	2.70		9/29/20
12/9/11	—	100,000	n/a	2.25		12/9/21

C. Garyen Denning
8/18/08	—	250,000	n/a	$1.81	(1)	1/31/13	(2)
5/27/09	19,481	—	n/a	3.85		5/27/19
10/6/09	6,849	—	n/a	3.65		10/6/19
9/29/10	—	52,500	n/a	2.70		9/29/20
12/9/11	—	100,000	n/a	2.25		12/9/21

Walter W. Weller
—	—	—	—	—		—

16

(1)	The exercise price is equal to the per share valuation of our common stock agreed upon with the holders of our Series A Stock in connection with those holders’ purchase of preferred stock and warrants for $13 million on December 28, 2007.

(2)	The options may only be exercised during a 30-day period ending on January 31, 2013. If before that date either the recipient terminates service with us or a change of control of our company occurs, then the recipient must exercise the options within 30 days after the event.

The following table shows options exercised by our named executive officers during 2011.

Options Exercised and Stock Vested

Options Exercised
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)

W. Craig Turner	-	-
Marc T. Ray	-	-
Gregory C. Schupp	-	-
C. Garyen Denning	-	-
Walter W. Weller	1,050,000	$840,000

(1)	Mr. Weller received a total of 210,161 shares of common stock net of options withheld to pay the option exercise price and tax withholding.

Employment Agreements

MedPro has entered into employment agreements with its each of its executive officers. Each employment agreement extends for an initial three-year term, subject to automatic one-year extensions thereafter, unless we or the executive provide prior written notice of intent not to renew.  The current terms of the employment agreements expire on the following dates:

W. Craig Turner	June 30, 2013
Marc T. Ray	December 31, 2011
Gregory C. Schupp	April 24, 2014
C. Garyen Denning	December 31, 2013

Each of the employment agreements provides that the named executive officer will be paid a base salary and is eligible for a bonus of up to a specific percentage of base salary.  The annual base salaries and maximum bonus percentages for 2012 are currently as follows:

17

Name	Annual Salary	Maximum Bonus (% of annual salary)
W. Craig Turner	$395,000	150%
Gregory C. Schupp	253,500	70%
Marc T. Ray	246,562	70%
C. Garyen Denning	240,000	70%

The board of directors has sole discretion to increase the base salary and determine the amount of and criteria for any bonus for Mr. Turner.  Either the board of directors or the CEO can increase the base salary and determine the amount of and criteria for any bonus for the other executive officers, subject to applicable corporate governance requirements of any securities exchange on which our common stock may be listed.

On February 2, 2011, the Executive Compensation Committee increased Mr. Turner’s base compensation to $395,000 per year as of January 1, 2011.  The Committee also determined that, beginning in 2011, Mr. Turner’s cash incentive compensation will be based on achievement of specific, measurable annual performance goals as established by the independent members of the Board of Directors at the beginning of each fiscal year.  The goals will include four categories: (1) financial results; (2) business/product development milestones; (3) capital market milestones; and (4) organizational/talent initiatives.  The payout as a percentage of base compensation will be 50% for achieving a threshold level, 100% for achieving a targeted level, and 150% for achieving a maximum level. Mr. Turner’s performance goals for 2011 included increasing his direction of operations, reorganizing the leadership team, increasing the board’s engagement in strategic planning, establishing and executing on a development plan for MedPro’s drug delivery platform, and identifying future development and manufacturing costs of, and capital resources needed for, the 2011 development plan.

Each of the executives is entitled to participate in our stock option and incentive compensation arrangements for management and in our employee benefit plans, policies and practices on the same terms and conditions as other employees, including vacation and holiday time. We agreed to grant Mr. Schupp options to purchase 50,000 shares at the current trading price of the common stock upon commencement of his employment.  These options will vest on August 15, 2012, one year after the date of grant.

Each agreement contains confidentiality, non-solicitation and non-competition covenants.  The executive agrees not to encourage employees to leave the Company, encourage customers to terminate their relationships with the Company, and compete with the Company during his employment and during a restricted period.  For Mr. Turner, the restricted period extends for six months after terminating employment.  For the other executives, the restricted period ends on the later of (i) the expiration of the term of his employment agreement or (ii) two years after terminating employment.  Each executive also agrees to maintain the confidentiality of the Company’s information during and after employment with the Company.

The employment agreements provide that if the executive voluntarily terminates his employment, or if we terminate the executive for cause (as defined in the employment agreement), then we will have no further obligations to the executive after the date of termination.  Should we terminate the executive other than for cause, we must continue to pay the executive’s monthly base salary (but no other amounts related to any employee benefit plans and no further accrual of vacation, sick or holiday time) until the end of the term of the agreement, subject to and in exchange for any written releases we deem appropriate.

Our agreement with Mr. Turner provides that upon termination of employment following a “change of control,” he will receive a single sum payment in an amount equal to his monthly base salary for 36 months (less any applicable social security, federal, state or local tax withholdings), based on the monthly base salary in the month in which such termination occurs.

The employment agreement for Mr. Turner defines a "change of control" as the occurrence of one of the following events:

•	any person or group acquires ownership of our stock that, together with stock held by that person or group, constitutes more than 50% of the total fair market value or total voting power of our stock.

18

•	any person or group acquires, during a 12-month period ending on the date of the most recent acquisition by that person or group, ownership of stock possessing 30% or more of the total voting power of the stock of our Company,

•	a majority of the members of our board of directors are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors before the date of the appointment or election.
•	any person or group, during a 12-month period ending on the date of the most recent acquisition by that person or group, acquires assets from our Company or a parent entity that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately before the acquisition or acquisitions.

There is no change of control in the event of a transfer to an entity that is controlled by the shareholders of our company immediately after the transfer.  In addition, the transfer of our assets to one of the following recipients will not constitute a "change of control":

•	a shareholder of our company (immediately before the asset transfer) in exchange for or with respect to its stock;
•	an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by us;
•	a person or group that owns, directly or indirectly, 50% or more of the total value or voting power of all of our outstanding stock; or
•	a person, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in the preceding subparagraph.

The agreement provides for us to pay Mr. Turner the amount of any state, local or federal tax incurred as a result of payments made to either him that would not have been imposed but for the occurrence of a change of control.

Mr. Ray’s employment agreement provides that upon a change of control any amounts he would be due in connection with any unexpired term may be accelerated, without discount, at his discretion.  His employment agreement defines a “change of control” as (1) a change in ownership of 50% or more within a 12 month period as a result of a single transaction or a series of transactions with one or more related buyers or a consortium of buyers, or (2) any sale, merger, consolidation or leveraged buyout resulting in our company no longer being public as a standalone company.  We have agreed to indemnify Mr. Ray against any excise tax (in connection with parachute payments) or additional taxes, other than ordinary income taxes, due to the acceleration of payments as a result of a change of control.

The agreement for Mr. Turner provides for him to have the use of a personal assistant.  Mr. Schupp’s contract also provides for reimbursement of up to $62,000 of moving expenses, relocation costs, transportation costs and temporary living expenses in connection with his joining MedPro.

19

Report of the Audit Committee

The ultimate responsibility for good corporate governance rests with the board of directors, whose primary roles are oversight, counseling and directing to MedPro's management in the best long-term interests of MedPro and its shareholders. The audit committee serves to oversee MedPro's accounting and financial reporting process and audits of MedPro's financial statements on behalf of the board. The committee assists the board in its general oversight of MedPro's financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. Management has the primary responsibility for preparing the financial statements and complying with the reporting process, including the systems of internal control over financial reporting. The independent auditing firm Rodefer Moss & Co., PLLC is responsible for performing an independent audit of the consolidated financial statements in accordance with U.S. generally accepted auditing standards.

In fulfilling its oversight responsibilities, the audit committee reviewed with management and with Rodefer Moss & Co., PLLC the audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2011. In the course of their review, the audit committee discussed with management the quality and the acceptability of significant financial reporting issues, the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The audit committee reviewed with Rodefer Moss & Co., PLLC their judgments as to the quality, and not just the acceptability, of MedPro's accounting principles and such other matters as are required to be discussed with the audit committee under U.S. generally accepted auditing standards. Rodefer Moss & Co., PLLC also provided to the audit committee the written disclosures of all independence-related relationships as required by professional standards and other regulatory requirements and the communications required under Statement on Auditing Standards No. 61 (Communications with Audit Committee).

The audit committee discussed with the independent auditors the overall scope and plans for their audit and pre-approved the audit services and permitted non-audit related services to be performed by them. The audit committee adopted a fee schedule for the audit, other audit related services and other anticipated services. In addition the audit committee considered any proposed services that had not been approved as part of the annual process.

The audit committee meets periodically with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of MedPro's internal control over financial reporting, and the overall quality of MedPro's financial reporting. The audit committee also meets periodically with MedPro's chief financial officer about significant risks and exposures and assesses actions taken to minimize such risks. The audit committee also reviewed and discussed MedPro's progress on compliance with Section 404 of the Sarbanes-Oxley Act.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board (and the board directed) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission. The audit committee has selected Rodefer Moss & Co., PLLC as MedPro's independent auditors for the year ending December 31, 2012.

AUDIT COMMITTEE
Gary A. Peterson, Chair
Dr. Ernest L. Fletcher
W. Leo Kiely III

20

Principal Accountant Fees and Services.

The following table presents fees for professional services rendered by Rodefer Moss & Co, PLLC for the audit of the company’s annual financial statements for 2011 and 2010 and fees billed for other services rendered by Rodefer Moss & Co, PLLC.

	2011	2010
Audit fees	$62,000	$62,000
Audit-related fees	33,000	34,683
Audit and audit-related fees	95,000	96,683
Tax fees	—	—
All other fees	—	300
Total fees	$95,000	$96,983

Audit fees include fees for the audit of the annual financial statements and reviews of the condensed financial statements included in our quarterly reports.  Audit-related fees relate principally to audit-related and review services associated with registration statements filed with the Securities and Exchange Commission.

INDEPENDENT AUDITORS

The audit committee has selected the firm of Rodefer Moss & Co., PLLC as the independent auditors for MedPro to audit its financial statements for the fiscal year ending December 31, 2012. Rodefer Moss & Co., PLLC has served as the independent auditors for MedPro for all fiscal years beginning with the fiscal year ended December 31, 2006 and is, therefore, familiar with the affairs and financial procedures of MedPro. A representative of Rodefer Moss & Co., PLLC is not expected to be present at the annual meeting.

OTHER MATTERS

Shareholders' Proposals for the 2013 Annual Meeting

Under Rule 14a-8 promulgated under the Exchange Act, MedPro shareholders may present proposals to be included in the MedPro proxy statement for consideration at the next annual meeting of its shareholders by submitting their proposals to MedPro in a timely manner. Any such proposal must comply with Rule 14a-8.

To be included in the proxy statement for MedPro's 2013 annual meeting, a shareholder must submit a matter to be raised at the 2013 annual meeting no later than April 1, 2013, and must include a brief description of the business, the reasons for conducting such business, any material interest the shareholder has in such business, the name and address of the shareholder as they appear on MedPro's books and the class and number of MedPro common shares the shareholder beneficially owns. SEC Rule 14a-8 sets forth standards for what shareholder proposals MedPro is required to include in a proxy statement for an annual meeting. A matter a shareholder proposes to raise at the 2013 annual meeting will be considered untimely unless MedPro receives notice of the matter the shareholder intends to raise after May 30, 2013, which is 90 days before the date one year after MedPro’s 2012 annual meeting, and before June 29, 2013, which is 60 days before the date one year after MedPro’s 2012 annual meeting.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our directors and executive officers and people who own more than 10 percent of our common shares to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission. Based on a review of these reports, there were no late filings except for the following. Each of Marc Ray, Gregory Schupp, Warren Rustand, Ernie Fletcher, W. Leo Kiely III, Gary Peterson, and Vision Capital Advantage Fund on behalf of Carl Kleidman, filed one report relating to an option grant after the due date. In addition, Gary Peterson filed one report relating to a stock sale after the due date.

21

Miscellaneous

The board of directors does not know of any other business to be presented for consideration at the meeting. If other matters properly come before the meeting, the persons named in the accompanying proxy form intend to vote on such matters based on their best judgment.

MedPro will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, directors, officers and regular employees of MedPro (none of whom will be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy cards and proxy materials to the shareholders they represent and MedPro will reimburse them for their expenses.

MedPro will furnish, without charge, to each person whose proxy is being solicited, upon request, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the Securities and Exchange Commission, including the financial statements, notes to the financial statements and the financial schedules contained in the report. MedPro will also furnish copies of any exhibits to the report upon request, but may charge a reasonable copying charge for them. Shareholders should address requests for copies of any of these materials to Bethany L. Denning, Secretary, MedPro Safety Products, Inc., 145 Rose Street, Lexington, Kentucky 40507.

By order of the Board of Directors

BETHANY L. DENNING
Secretary

*********************************

Please date, sign and return the enclosed proxy card in the enclosed envelope at your earliest convenience. Postage is not required if it is mailed in the United States.

22

MedPro Safety Products, Inc.

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned, a shareholder of MEDPRO SAFETY PRODUCTS, INC., a Nevada corporation (“MedPro”), hereby appoints MARC T. RAY and L. RAY KEMP, and each of them, the true and lawful attorneys and proxy holders with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the common shares of MedPro which the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held at JW Marriott Cherry Creek, 150 Clayton Lane, Denver, Colorado on Tuesday, August 28, 2012 at 10:00 a.m. local time, and at any adjournment thereof.

The undersigned hereby revokes all proxies heretofore given and ratifies and confirms that the proxy holders appointed hereby, or either of them, or their substitutes, may lawfully do or cause to be done by virtue thereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Meeting and Proxy Statement and a copy of MedPro's 2011 Annual Report.

1. ELECTION OF DIRECTORS

Ernest L. Fletcher	W. Leo Kiely III
Carl Kleidman	Gary A. Peterson
Warren Rustand	W. Craig Turner

☐	Vote FOR all the nominees listed above (except as stated below)

☐	WITHHOLD AUTHORITY to vote for all nominees listed above

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line below.

DISCRETIONARY AUTHORITY: The proxy holders shall have discretionary authority to vote with respect to all other matters that may properly come before the meeting.

This Proxy is continued on the reverse side. Please sign on the reverse side and return promptly.

This proxy, when properly executed, will be voted in accordance with any directions given and as provided in the accompanying proxy statement. Unless otherwise specified, the proxy will be voted FOR the listed nominees. The Board of Directors recommends a vote FOR all of the listed nominees.

Signature	Date

Signature, if held jointly	Date

Please sign exactly as shares are registered. If shares are held by joint tenants, all parties in the joint tenancy must sign. When signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.